Exhibit 99

KNIGHT TRANSPORTATION, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND
AND
PARTICIPATION IN UPCOMING 2012 STEPHENS FALL INVESTMENT CONFERENCE

PHOENIX, ARIZONA  --  November 8, 2012  -  Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.

The company’s dividend is payable to shareholders of record on December 7, 2012 and is expected to be paid on December 28, 2012.

Knight also announced today that Kevin Knight, Chairman and Chief Executive Officer of Knight Transportation, Inc., is scheduled to present at the 2012 Stephens Fall Investment Conference in New York City, NY on Wednesday, November 14, 2012 at 8:00 am EST.

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contacts:
Knight Transportation, Inc.
David Jackson, 602-269-2000
President

Return to Form 8-K